Greenlane Regains Compliance with Nasdaq Listing Requirements
BOCA RATON, FL / June 22, 2023 – Greenlane Holdings, Inc. (Nasdaq: GNLN) (“Greenlane”), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced that it received notice from The Nasdaq Stock Market LLC (“Nasdaq”) on June 22, 2023 informing Greenlane that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Consequently, Greenlane is now in compliance with all applicable listing standards and its Class A common stock will continue to be listed on The Nasdaq Global Market.

Greenlane was previously notified by Nasdaq on December 13, 2022 that it was not in compliance with the minimum bid price rule because its Class A common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. To regain compliance with the minimum bid price rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on June 21, 2023, the tenth consecutive trading day that the closing bid price of the Company's Class A common stock was over $1.00.
About Greenlane Holdings, Inc.
Founded in 2005, Greenlane is a premier global platform for the development and distribution of premium smoking accessories, vape devices, and lifestyle products to thousands of producers, processors, specialty retailers, smoke shops, convenience stores, and retail consumers. We operate as a powerful family of brands, third-party brand accelerator, and an omnichannel distribution platform.
We proudly offer our own diverse brand portfolio including DaVinci Vaporizers, Higher Standards,Groove, and Eyce, and our exclusively licensed Marley Natural and K.Haring branded products. We also offer a carefully curated set of third-party products such as Storz & Bickel (Canopy-owned), Pax, VIBES, and CCELL through our direct sales channels and our proprietary, owned and operated e-commerce platforms which include Vapor.com, Vaposhop.com, DaVinciVaporizer.com, PuffItUp.com, EyceMolds.com, HigherStandards.com, and MarleyNaturalShop.com.
For additional information, please visit: https://gnln.com/.
Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-

looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.
Investor Contact
ir@greenlane.com
SOURCE: Greenlane Holdings, Inc.